Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Delivers Solid Third Quarter Results

Net Income Increases 54% on Gross Margin Expansion & Effective Austerity Measures

PITTSBURGH, PA – October 28, 2020—Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the third quarter ended September 30, 2020.

Third Quarter 2020 Highlights:

•

The Company’s Data and Analytics Services segment reported $7.2 million of revenues, representing a    6% sequential improvement over the second quarter of 2020 and a modest increase over the third quarter of 2019;

•

The IT Staffing Services segment reported a modest gain in Consultants-on-Billing headcount reversing the downward trend of declines in the first half of 2020, achieving revenue of $40.2 million. The quarterly revenue represents a decline of approximately 5% compared to third quarter of 2019 and a 1% decrease from the previous quarter;

•	Total revenues of $47.4 million, compared to revenues of $49.5 million in the third quarter of 2019, reflect the impact of COVID-19 and continued uncertain market conditions;

•	Gross margins grew to a record 27.6%, which was 100 basis points higher than the previous record achieved in the second quarter of 2020;

•	GAAP diluted earnings per share were $0.25 in the third quarter of 2020 versus $0.17 in the third quarter of 2019; and

•	Non-GAAP diluted earnings per share were $0.32 in the third quarter of 2020 versus $0.23 in the third quarter of 2019.

Third Quarter Results:

Mastech Digital revenues for the third quarter of 2020 totaled $47.4 million compared to $49.5 million during the corresponding quarter last year. Gross profits in the third quarter of 2020 were $13.1 million, higher than the $12.3 million in the same quarter of 2019, despite lower revenues in the 2020 period. Gross margins in the 2020 quarter were a record 27.6% or 270-basis points higher than third quarter 2019. GAAP net income for the third quarter of 2020 totaled $3.0 million or $0.25 per diluted share, compared to $1.9 million or $0.17 per diluted share during the same period last year. Non-GAAP net income for the third quarter of 2020 was $3.8 million or $0.32 per diluted share, compared to $2.6 million or $0.23 per diluted share in the third quarter of 2019.

Activity levels at the Company’s Data and Analytics Services segment held up well during the quarter despite some project delays, particularly in Europe and parts of Asia. This segment recorded year-over-year and sequential revenue growth and record gross margins. Activity levels for the Company’s IT Staffing Services segment picked up modestly, realizing the first increase in Consultants-on-Billing headcount after material declines in the first half of the year. Additionally, gross margins for this segment continued to expand in third quarter 2020 to a record performance of 22.6%.

“I’m pleased with the performance of both business segments in the third quarter considering the backdrop of continuing uncertain economic conditions. Our Data & Analytics business delivered significant sequential growth, which, coupled with the recent acquisition of AmberLeaf Partners, Inc., has positioned the business to scale as global markets begin to open up. Our IT Staffing segment’s new remote staffing offering, MAS-REMOTE, gained traction with our customers, driving an increase in the Consultants on-Billing headcount this quarter”, stated Vivek Gupta, the Company’s President and Chief Executive Officer.

“The Marketing, Customer Support, and Sales Operations/Support capabilities of our acquisition AmberLeaf, broadens Mastech Digital’s offerings and will help our clients learn faster from more complete insights. We are all very excited about the opportunities this will open” added Paul Burton, Chief Executive of Mastech InfoTrellis.”

Expanding on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated, “During the third quarter, we reduced bank debt by another $6.1 million, further improving our leverage ratios and increasing our cash availability under our existing credit facility to $22.5 million from $17.3 million a quarter ago. Additionally, despite challenging economic conditions, our accounts receivable balance remains of top credit quality.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA with offices across the U.S., Canada, EMEA, India and ASEAN.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT and our July 2017 acquisition of the services division of InfoTrellis, Inc. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Contingent consideration liability revaluation: In connection with the InfoTrellis acquisition, the Company may have been required to pay future consideration that was contingent upon the achievement of specific earnings before interest and tax objectives (“EBIT”). As of the acquisition date, the Company recorded a contingent consideration liability representing the estimated fair value of such contingent consideration that was expected to be paid. In the second quarter of 2019 this contingent consideration liability was reduced by $6.1 million to zero, after a determination was made that the relevant conditions for payment of such liability were unlikely to be satisfied. We believe that providing non-GAAP financial measures that exclude these adjustments to expense are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Acquisition-related transaction expenses: We incurred significant expenses in connection with our acquisition of InfoTrellis, Inc. which we would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consisted of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. In the 2019 period, we recorded a reduction in acquisition-related transaction expense due to revised estimates of investment banking fees associated with contingent consideration payments. We believe that providing non-GAAP financial measures that exclude these expenses / credits allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) statements regarding the expected benefits to the Company from the completion of the AmberLeaf acquisition. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic and governmental responses to limit the further spread of COVID-19 and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2019.

# # #

For more information, contact: Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$4,014	$2,981
Accounts receivable, net	31,258	32,352
Prepaid and other current assets	2,647	1,597

Total current assets	37,919	36,930
Equipment, enterprise software and leasehold improvements, net	2,133	2,476
Operating lease right-of-use assets	3,642	4,617
Non-current deposits	392	405
Goodwill, net of impairment	26,106	26,106
Intangible assets, net	18,052	20,050

Total assets	$88,244	$90,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$4,575	$4,575
Current portion of operating lease liability	1,188	1,396
Accounts payable	3,114	4,027
Accrued payroll and related costs	11,325	7,902
Other accrued liabilities	739	1,191

Total current liabilities	20,941	19,091
Long-term liabilities:
Long-term debt, less current portion, net	3,865	20,682
Long-term operating lease liability, less current portion	2,558	3,321
Long-term accrued income taxes	185	185
Long-term payroll tax liability	3,107	—
Long-term deferred income taxes	726	1,025

Total liabilities	31,382	44,304
Shareholders’ equity:
Common stock, par value $0.01 per share	130	127
Additional paid-in capital	24,901	21,939
Retained earnings	36,595	28,759
Accumulated other comprehensive income (loss)	(577)	(358)
Treasury stock, at cost	(4,187)	(4,187)

Total shareholders’ equity	56,862	46,280

Total liabilities and shareholders’ equity	$88,244	$90,584

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2020	2019	2020	2019
Revenues	$47,383	$49,543	$145,391	$143,214
Cost of revenues	34,293	37,214	106,926	107,996

Gross profit	13,090	12,329	38,465	35,218
Selling, general and administrative expenses:
Operating expenses	8,873	9,259	28,158	27,768
Revaluation of contingent consideration liability	—	—	—	(6,069)

Total selling, general and administrative expenses	8,873	9,259	28,158	21,699

Income from operations	4,217	3,070	10,307	13,519
Other income/(expense), net	(191)	(380)	(574)	(1,441)

Income before income taxes	4,026	2,690	9,733	12,078
Income tax expense	1,028	741	1,897	3,207

Net income	$2,998	$1,949	$7,836	$8,871

Earnings per share:
Basic	$0.26	$0.18	$0.70	$0.80
Diluted	$0.25	$0.17	$0.66	$0.79
Weighted average common shares outstanding:
Basic	11,381	11,039	11,260	11,022

Diluted	12,042	11,205	11,911	11,198

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2020	2019	2020	2019
GAAP Net Income	$2,998	$1,949	$7,836	$8,871
Adjustments:
Amortization of acquired intangible assets	656	673	1,998	2,017
Stock-based compensation	462	263	1,530	766
Acquisition transaction expenses	—	(110)	—	(110)
Revaluation of contingent consideration liability	—	—	—	(6,069)
Income tax adjustments	(270)	(225)	(907)	885

Non-GAAP Net Income	$3,846	$2,550	$10,457	$6,360

GAAP Diluted Earnings Per Share	$0.25	$0.17	$0.66	$0.79

Non-GAAP Diluted Earnings Per Share	$0.32	$0.23	$0.88	$0.57

Weighted average common shares outstanding:
GAAP Diluted Shares	12,042	11,205	11,911	11,198

Non-GAAP Diluted Shares	12,042	11,205	11,911	11,198

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2020	2019	2020	2019
Revenues:
Data and analytics services	$7,176	$7,080	$21,308	$19,502
IT staffing services	40,207	42,463	124,083	123,712

Total revenues	$47,383	$49,543	$145,391	$143,214

Gross Margin %:
Data and analytics services	55.9%	45.7%	51.7%	45.8%
IT staffing services	22.6%	21.4%	22.1%	21.3%

Total gross margin %	27.6%	24.9%	26.5%	24.6%

Segment Operating Income:
Data and analytics services	$1,579	$1,530	$3,661	$3,856
IT staffing services	3,294	2,103	8,644	5,501

Subtotal	4,873	3,633	12,305	9,357
Amortization of acquired intangible assets	(656)	(673)	(1,998)	(2,017)
Revaluation of contingent consideration liability	—	—	—	6,069
Acquisition transaction expenses	—	110	—	110
Interest expense and other, net	(191)	(380)	(574)	(1,441)

Income before income taxes	$4,026	$2,690	$9,733	$12,078